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Exhibit 11.3


CONTINENTAL HEALTH AFFILIATES, INC.
Calculation of Earnings Per Share (Dollars in thousands)
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                                                     Year ended December 31, 1993

Net income                                                                                                                $    1,729
                                                                                                                          ==========
Adjustment of shares outstanding:
       Weighted average number of shares outstanding                                                                       5,189,519
       Average net additional equivalent shares issuable                                                                        --
                                                                                                                          ----------

       Weighted average number of common and common equivalent shares                                                      5,189,519
                                                                                                                          ==========

Earnings per share                                                                                                        $      .33
                                                                                                                          ==========
The above does not give effect to the assumed conversion of the 6% SFr convertible bonds since the effect is antidilutive as shown below:

       Net income                                                                                                         $    1,729
       Add after tax effect of eliminating interest expense
          applicable to 6% SFr convertible bonds                                                                                 264
                                                                                                                          ----------

       Net income as adjusted                                                                                             $    1,993
                                                                                                                          ==========

       Weighted average number of common and common
          equivalent shares                                                                                                5,261,870
       Additional weighted average shares from assuming
          conversion of 6% SFr convertible bonds                                                                              65,540
                                                                                                                          ----------
       Weighted average number of common and common
          equivalent shares, as adjusted                                                                                   5,327,410
                                                                                                                          ==========
Earnings per share                                                                                                        $      .37
                                                                                                                          ==========
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